Red Mile Reports Strong Third Quarter Fiscal 2008 Revenue Growth

Sausalito, CA--(MARKET WIRE)--Feb 13, 2008 -- Red Mile Entertainment, Inc. (OTCBB:RDML.OB) today reported revenue for its third fiscal quarter ended December 31, 2007 of $5.7 million, an increase of 78% from $3.2 million in the previous quarter, and an increase of 1,033% from $503,000 in the same quarter a year ago. Revenue for the nine months ended December 31, 2007 was reported at $9.1 million, an increase of 998% from $829,000 for the same period a year ago. Revenues for both the three and nine month periods exceeded the Company’s most recent revenue projections provided in the Company’s 10-QSB for the quarter ended September 30, 2007 filed with the Securities and Exchange Commission on November 16, 2007.

Net loss for the three months ended December 31, 2007, was $2.8 million, a decrease of 71% from the previous quarter loss of $9.5 million and a 17% increase from a $2.4 million loss in the same quarter a year ago. Net loss for the nine months ended December 31, 2007 was $13.7 million compared to $4.8 million in the same period a year ago. Net loss in the nine months ended December 31, 2007, included $5.2 million in non-cash inducement and beneficial conversion costs resulting from the Company’s conversion of its debentures and promissory notes in July 2007.

About Red Mile Entertainment, Inc.

Red Mile Entertainment, Inc. is a worldwide developer and publisher of interactive entertainment software that is headquartered in Sausalito, California. Red Mile creates, incubates and licenses premier intellectual properties and develops products for console video game systems, personal computers and other interactive entertainment platforms. Red Mile has published a number of innovative titles. In 2005, Red Mile successfully launched its first franchise game, Heroes of the Pacific, for multiple platforms including the PlayStation®2 computer entertainment system, Xbox® video game system from Microsoft and the PC.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on current expectations, estimates and projections made by management. The Company intends for the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," or variations of such words are intended to identify such forward-looking statements. All statements in this news release regarding the Company's expectations for its revenues are forward-looking statements. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by any forward-looking statements. All forward-looking statements made in this press release are made as of the date hereof, and the Company assumes no obligation to update the forward-looking statements included in this news release whether as a result of new information, future events, or otherwise. Please refer to the Company's Form 10-K and other filings with the SEC for additional information regarding risks and uncertainties, including, but not limited to, the risk factors listed from time to time in such SEC reports. Copies of these filings are available through the SEC's electronic data gathering analysis and retrieval system (EDGAR) at www.sec.gov.

Media Contacts:

Todd Weimer
(415) 339-4242